Exhibit 10.1
TENTH LOAN MODIFICATION AGREEMENT
          This Tenth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of October 4, 2006, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”) and ART TECHNOLOGY GROUP, INC., a Delaware corporation with its principal place of business at 25 First Street, Cambridge, Massachusetts 02141 (“Borrower”).
1.        DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of June 13, 2002, evidenced by, among other documents, a certain Amended and Restated Loan and Security Agreement dated as of June 13, 2002, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of September 27, 2002, as further amended by a certain Amendment dated as of October 4, 2002, as further amended by a certain Second Loan Modification Agreement dated as of December 24, 2002, as further amended by a certain Third Loan Modification Agreement dated as of October 20, 2003, as further amended by a certain Fourth Loan Modification Agreement dated November 26, 2003, as further amended by a certain Letter Agreement dated June 16, 2004, as further amended by a certain Fifth Loan Modification Agreement dated June 30, 2004, as amended by a certain Sixth Loan Modification Agreement dated November 24, 2004, as amended by a certain Seventh Loan Modification Agreement dated December 21, 2004, as amended by a certain Eighth Loan Modification Agreement dated December 30, 2005, and as further amended by a certain Ninth Loan Modification Agreement dated as of February 10, 2006, and effective as of February 7, 2006 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.
2.        DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).
Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.
3.        DESCRIPTION OF CHANGE IN TERMS.
          A.        Modifications to Loan Agreement.
1.	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.7 thereof:
"(b)      Profitability. Borrower shall have quarterly net profit of at least: (i) One Dollar ($1.00) for the quarter ending March 31, 2006; and (ii) Five Hundred Thousand Dollars ($500,000.00) for the quarter ending June 30, 2006, and for each quarter thereafter.
and inserting in lieu thereof the following:
"(b)      Profitability. Borrower shall have quarterly: (i) net profit of at least (A) $1.00 for the quarter ending March 31, 2006, (B) Five Hundred Thousand Dollars ($500,000.00) for the quarter ending June 30, 2006; (ii) net losses of not more than Two Million Five Hundred Thousand Dollars ($2,500,000.00) for the quarter ending September 30, 2006; and (iii) net profit of at least Five Hundred

Thousand Dollars ($500,000.00) for the quarter ending December 31, 2006, and for each quarter thereafter.”
4.        FEES. Borrower shall pay to Bank a modification fee equal to Five Thousand Dollars ($5,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all reasonable legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.
5.        RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of June 13, 2002 between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in said Perfection Certificate has not changed, as of the date hereof.
6.        CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.
7.        RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.
8.        NO DEFENSES OF BORROWER. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Obligations.
9.        CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.
10.       COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.
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          This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:

ART TECHNOLOGY GROUP, INC.		SILICON VALLEY BANK

By:	/s/ Julie Bradley	By:	/s/ Irina Case

Name:	Julie Bradley	Name:	Irina Case

Title:	CFO	Title:	SVP

                    The undersigned, PRIMUS KNOWLEDGE SOLUTIONS, INC. (“Guarantor”), ratifies, confirms and reaffirms, all and singular, the terms and conditions of (a) a certain Unlimited Guaranty dated December 21, 2004 executed by Guarantor in favor of Bank (the “Guaranty”), and (b) a certain Security Agreement dated as of December 21, 2004 by and between Guarantor and Bank (the “Security Agreement”), and acknowledges, confirms and agrees that the Guaranty and Security Agreement shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement, or any other documents, instruments and/or agreements executed and/or delivered in connection herewith.

PRIMUS KNOWLEDGE SOLUTIONS, INC.

By:	/s/ Julie Bradley

Name:	Julie Bradley

Title:	CFO